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                                                                 EXHIBIT 10.6


                                   AMENDMENT



  To that lease by and between DOWNTOWNERS ASSOCIATES, LIMITED, LANDLORD, AND FHP, INC., TENANT, dated October 7, 1983.

  As of this date, July 1, 1994, it is agreed that the Lease referred to herein shall be amended subject to all agreements, covenants, and conditions included therein, with the exception that the termination of the lease period shall be amended from December 31, 1993 to DECEMBER 31, 1995, a term extension of twenty-four (24) months. At the termination of this extension, all clauses contained in the original lease shall apply regarding termination, holdover and any other pertinent conditions.

  Reference to lease payments shall be amended and for the term of this extension shall be $1.05 per square foot (20,000 square feet) or a total of $21,000.00 per month. It is the intent that FHP will vacate these premises on December 31, 1995. In the event that FHP desires to holdover for any reason after that date, the Landlord, Downtowners Associates, shall be given ninety
(90) days notice of said intent. Otherwise, it is the understanding of the Landlord that as of said date of termination, FHP will have removed all of its personal property from the premises and will leave the premises in a neat and orderly condition and state of repair.


Downtowners Associates, Limited        FHP, Inc., a corporation
A Limited Partnership


By:/s/ Robert Gumbiner, Partner        By:/s/ Westcott W. Price III, President
   ---------------------------------      ------------------------------------
       Robert Gumbiner, General Partner          "Tenant", July 1, 1994
       "Landlord", July 1, 1994